Rewards Network	EXHIBIT 99.1
Blake Named President and CEO
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PRESS RELEASE

INVESTOR AND MEDIA CONTACT:

Christopher Curtis

Vice President

Ashton Partners

(312) 553-6708

REWARDS NETWORK INC. NAMES RONALD L. BLAKE PRESIDENT

AND CEO;

Company provides first quarter 2005 outlook

Chicago, IL March 29, 2005— Rewards Network Inc., (AMEX: IRN) one of the nation’s leading providers of loyalty and rewards programs, today announced that its Board of Directors has named Ronald L. Blake President and Chief Executive Officer, effective immediately. He replaces George S. Wiedemann, who has resigned to pursue other interests.

“On behalf of the entire Board, I want to welcome Ron Blake to Rewards Network,” said Samuel Zell, Chairman of Rewards Network. “Ron’s successful experience in building and developing organizations, his strategic focus and financial acumen will serve Rewards Network well as we look to return this company to profitable growth.”

“I am excited to join Rewards Network,” said Blake. “The company has a unique competitive advantage in its underlying infrastructure. With such robust capabilities, I look forward to working with the talented employees of Rewards Network as we rebuild this business and maximize its potential.”

Blake spent over 20 years in senior leadership positions at Ameritech, including as president of several Ameritech divisions and Treasurer of Ameritech. After Ameritech, Blake served as president of SBC Telecom, and as chairman, president and CEO of Orius Corp, a network and infrastructure firm. Most recently, Blake was chairman and CEO of Willis Stein Telecom Acquisition Corp.

Blake, 49 years old, currently serves as a director of Velocitel, and previously served as a director of the Ameritech Foundation. He serves as chairman of the Foundation for Independent Higher Education, and as trustee of Alverno College. Blake holds a BA and an MBA in finance from the University of Cincinnati. He resides in North Barrington, Illinois.

First Quarter 2005 Outlook

Separately, while Rewards Network currently does not issue financial guidance, given the timing of today’s CEO announcement the Company believes it is also appropriate to update investors on material developments to the Company’s near-term outlook. This update should not be viewed as a change in philosophy, and the Company undertakes no obligation to provide such updates in the future.

Rewards Network

Blake Named President and CEO

The Company expects to report a net loss, in the range of $0.16 to $0.22 per share, for the first quarter ending March 31, 2005. The primary drivers of the loss include: lower-than-expected revenues; a higher-than-expected provision for losses; and severance costs for Mr. Wiedemann and other recently departed executives.

About Rewards Network

Rewards Network, headquartered in Chicago, Illinois, provides loyalty and rewards programs for restaurants and hotels via its registered credit card platform. Incentives are offered through the Rewards Network branded program, airline frequent flyer dining programs, club memberships and other affinity organizations. As of December 31, 2004, Rewards Network had 3.8 million active member accounts, 10,514 restaurants and 11,321 hotels participating in its rewards programs. Rewards Network’s common stock trades as “IRN” on the American Stock Exchange. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling Rewards Network at 1-877-491-3463.

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectation or beliefs, and are subject to risks, trends and uncertainties. Actual results, performance or achievements may differ materially from those expressed or implied by the statements herein due to factors that include, but are not limited to, the following: (i) our dependence on our relationships with airlines and other reward program partners for a significant number of members, (ii) the concentration of a significant amount of our rewards currency in one industry group, the airline industry, (iii) our inability to attract and retain merchants and members, (iv) our inability to maintain an appropriate balance between the number of members and the number of participating merchants in each market, (v) changes to card association rules and practices, (vi) our dependence upon our relationships with transaction processors, presenters and aggregators, (vii) network interruptions or processing errors, (viii) our susceptibility to a changing regulatory environment, (ix) increased operating costs due to privacy concerns of our marketing partners, payment card processors and the public, (x) the failure of our security measures, (xi) our susceptibility to restaurant credit risk, (xii) economic changes, (xiii) an adverse change in our loss experience related to Marketing Credits, (xiv) adverse consequences of changes in our programs that affect the rate of rewards received by members, (xv) our inability to generate sufficient profit margin on expanded restaurant product offerings, (xvi) the loss of key personnel, (xvii) adverse determination of lawsuits in which we are a defendant, (xviii) increasing competition, (xix) our inability to obtain sufficient cash, (xx) the failure of our program offering members rewards for patronizing select hotels, (xxi) the failure of our retail rewards program, (xxii) the failure of our expansion into Canada, (xxiii) our control by Samstock, L.L.C. and its affiliates, (xxiv) the ability of our board of directors to issue shares of our preferred stock without stockholder approval, (xxv) possible future sales of restricted and other shares, (xxvi) the price of our common stock could be volatile, and (xxvii) anti-takeover provisions that could delay or prevent a change in our control even if the change in control would be beneficial to our stockholders. A more detailed description of these factors that, among others, should be considered in evaluating our outlook can be found in the company’s annual report on Form 10-K and periodic reports on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise.

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